Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2000 Equity Incentive Plan of InterMune, Inc. of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of InterMune, Inc. and the effectiveness of internal control over financial reporting of InterMune, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

November 13, 2012